NEWS RELEASE
January 30, 2001
FOR IMMEDIATE RELEASE

                       RADIO ONE, INC. SIGNS DEFINITIVE
                          AGREEMEMENT TO ACQUIRE THE
                    INTELLECTUAL PROPERTY OF INDIANAPOLIS'
                        NUMBER ONE RATED URBAN STATION

                 Company also agrees to acquire WTLC-AM in Indy

Washington, D.C. - Radio One, Inc. (NASDAQ: ROIAK and ROIA) announced today that
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it has signed a definitive agreement with EMMIS Communications Corporation
(NASDAQ: EMMS) to acquire the intellectual property of WTLC-FM, EMMIS' top-rated Indianapolis Urban station. The Company also agreed to acquire EMMIS' WTLC-AM, an Indianapolis Gospel station. The value of this transaction is approximately $8.5 million which includes Radio One's $500,000 portion of a joint donation of $1.0 million to promote educational opportunities for minority youth in the Indianapolis area.

Radio One estimates that the 2000 calendar year broadcast cash flow of these two radio stations was approximately $1.0 million.

The intellectual property of WTLC-FM includes that station's call letters, trademarks, service marks, symbols and logos as well as contracts relating to the operation of the station and most of the station's employees. Radio One will convert station WBKS-FM (106.7), an Indianapolis R&B Oldies station, to WTLC-FM, which is an Adult Urban Contemporary station and the number one rated Urban station in Indianapolis. WTLC-AM/FM are the only Urban stations in the Indianapolis market not currently owned by Radio One.

Commenting on this transaction, Alfred C. Liggins, CEO and President stated, "This is a great transaction for Radio One. By acquiring the intellectual property of WTLC-FM and station WTLC-AM we have further solidified our competitive position in Indianapolis. We will now be able to offer advertisers a one-stop shop for reaching the Urban consumer in this very attractive radio market. By effectively adding the revenue and cash flow from WTLC-AM/FM to our existing revenue and cash flow base we expect this transaction to be accretive to shareholder value. We are also proud to support minority youth in Indianapolis through this joint donation with EMMIS."

Radio One is the nation's largest radio broadcasting company primarily targeting African-American and urban listeners. Pro forma for all announced acquisitions and divestitures, the Company owns and/or operates 48 radio stations located in 17 of the 50 largest African-American markets in the United States.

This press release may include forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

                                     -MORE-
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PAGE 2  --  RADIO ONE, INC. ACQUIRES WTLC IN INDIANAPOLIS


Because these statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially, including the absence of a combined operating history with an acquired company or radio station and the potential inability to integrate acquired businesses, need for additional financing, high degree of leverage, granting of rights to acquire certain portions of the acquired company's or radio station's operations, variable economic conditions and consumer tastes, as well as restrictions imposed by existing debt and future payment obligations. Important factors that could cause actual results to differ materially are described in the Company's reports on Forms 10-K and 10-Q and other filings with the Securities and Exchange Commission.

For more information contact Scott R. Royster, Executive Vice President and Chief Financial Officer at 301-429-2642.

NEWS RELEASE
January 30, 2001
FOR IMMEDIATE RELEASE

                       RADIO ONE, INC. SIGNS DEFINITIVE
                     AGREEMEMENT TO SELL KJOI-AM IN DALLAS
                        TO CLEAR CHANNEL COMMUNICATIONS

                         Company divests non-core asset

Washington, D.C. - Radio One, Inc. (NASDAQ: ROIAK and ROIA) announced today that
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it has signed a definitive agreement to sell KJOI-AM, located in Dallas, Texas to Clear Channel Communications (NYSE: CCU) for approximately $16.0 million. As part of this agreement, Clear Channel has agreed to operate the station under a local programming and marketing agreement (LMA) starting on February 1, 2001.

Commenting on this transaction, Alfred C. Liggins, Radio One's CEO and President, stated, "This divestiture allows us to remove a non-core asset from our radio station portfolio while providing us with capital which we will re-deploy in ways that will be more beneficial to shareholder value. Now that we operate two FMs in the Dallas market we have determined that owning KJOI-AM is not in the best interest of our shareholders." Radio One acquired KJOI-AM from Infinity Broadcasting Corporation on September 25, 2000 for approximately $16.0 million.

Radio One is the nation's largest radio broadcasting company primarily targeting African-American and urban listeners. Pro forma for all announced acquisitions and divestitures, the Company owns and/or operates 47 radio stations located in 17 of the 50 largest African-American markets in the United States.

This press release may include forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Because these statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially, including the absence of a combined operating history with an acquired company or radio station and the potential inability to integrate acquired businesses, need for additional financing, high degree of leverage, granting of rights to acquire certain portions of the acquired company's or radio station's operations, variable economic conditions and consumer tastes, as well as restrictions imposed by existing debt and future payment obligations. Important factors that could cause actual results to differ materially are described in the Company's reports on Forms 10-K and 10-Q and other filings with the Securities and Exchange Commission.

For more information contact Scott R. Royster, Executive Vice President and Chief Financial Officer at 301-429-2642.